As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

Under the Securities Act of 1933

NV5 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3458017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 South Park Road, Suite 350

Hollywood, FL 33021

(954) 495-2112

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Tong, Esq.

Executive Vice President and General Counsel

NV5 Holdings, Inc.

200 South Park Road, Suite 350

Hollywood, Florida 33021

(954) 495-2112

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen K. Roddenberry, Esq.

Christina C. Russo, Esq.

Akerman LLP

One Southeast Third Avenue, Suite 2500

Miami, FL 33131

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☒ Registration Statement No. 333-198113

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.01 par value	$5,360,000	$623

(1)

The registrant previously registered an aggregate of $30,000,000 of securities on the Registration Statement on Form S-3 (Registration No. 333-198113) (the “Initial Registration Statement”). $3,200,000 of securities have been issued under the Initial Registration Statement. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of not more than 20% of the maximum aggregate offering price of the remaining securities eligible to be sold under the Initial Registration Statement are being registered.

(2)

Calculated pursuant to Rule 457(o) under the Securities Act. The registrant previously registered an aggregate of $30,000,000 of securities on the Initial Registration Statement, for which a filing fee of $3,864 was previously paid.

Pursuant to Rule 462(b) under the Securities Act of 1933, this Registration Statement shall become effective upon filing with the Securities and Exchange Commission.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed by NV5 Holdings, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to Rule 462(b), the Company hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Registration Statement on Form S-3 (File No. 333-198113), which was declared effective by the Securities and Exchange Commission (“SEC”) on August 27, 2014 (the “Initial Registration Statement”), including each of the documents filed by the Company with the SEC and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

$3,200,000 of securities have been issued under the Initial Registration Statement. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of not more than 20% of the maximum aggregate offering price of the remaining securities eligible to be sold under the Initial Registration Statement are being registered.

This Registration Statement is being filed with respect to the registration of an additional $5,360,000 aggregate maximum amount of common stock of the Company, which is described in the prospectus constituting a part of the Initial Registration Statement.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on the 21st day of May, 2015.

NV5 HOLDINGS, INC.

By:	/s/ Dickerson Wright
Dickerson Wright
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dickerson Wright	Chairman and Chief Executive Officer	May 21, 2015
Dickerson Wright	(Principal Executive Officer)

/s/ Michael P. Rama	Vice President and Chief Financial Officer	May 21, 2015
Michael P. Rama	(Principal Financial and Accounting Officer)

/s/ Alexander A. Hockman	Chief Operating Officer, President and Director	May 21, 2015
Alexander A. Hockman

/s/ Donald C. Alford	Executive Vice President and Director	May 21, 2015
Donald C. Alford

/s/ Jeffrey A. Liss	Director	May 21, 2015
Jeffrey A. Liss

/s/ William D. Pruitt	Director	May 21, 2015
William D. Pruitt

/s/ Gerald J. Salontai	Director	May 21, 2015
Gerald J. Salontai

/s/ Francois Tardan	Director	May 21, 2015
Francois Tardan

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EXHIBIT INDEX

5.1	Opinion of Akerman LLP.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of McGladrey LLP.
23.3	Consent of Gray, Gray & Gray, LLP.
23.4	Consent of Akerman LLP (included in Exhibit 5.1).

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